Exhibit 99.1

NEWS RELEASE

July 2, 2015

NiSource, Columbia Pipeline Group complete separation

MERRILLVILLE, Ind. & HOUSTON – NiSource Inc. (NYSE: NI) and Columbia Pipeline Group (NYSE: CPGX) (“CPG”) announced today that the separation of the two companies was completed successfully through a distribution of all the common stock of CPG held by NiSource to NiSource shareholders.

Under the terms of the distribution, effective at 11:59 p.m., New York City time, on July 1, 2015, NiSource shareholders were distributed one (1) share of CPG stock for every one (1) share of NiSource common stock they held as of 5:00 p.m. CT on June 19, 2015, the record date.

Beginning with today’s market open, CPG will begin “regular way” trading on the NYSE as an independent public company under the symbol “CPGX.”

As of the separation, NiSource, based in Merrillville, Indiana, remains one of the largest natural gas utility companies in the United States, serving more than 3.5 million customers in seven states under the Columbia Gas and NIPSCO brands. The company also provides electric distribution, generation and transmission services for approximately 500,000 NIPSCO electric customers in northern Indiana. NiSource will continue to be listed on the New York Stock Exchange (NYSE: NI). Additional information about NiSource can be found at www.nisource.com.

“As a pure-play utility company, NiSource offers a fully regulated platform for growth with a storied track record of execution on stakeholder-supported system enhancement opportunities, which are expected to exceed $30 billion over the next 20-plus years,” said NiSource President and Chief Executive Officer Joseph Hamrock. “This straightforward and well-established plan is underpinned by a deep commitment to safety, customer service, environmental sensitivity and employee engagement.”

CPG, based in Houston, includes Columbia Gas Transmission, Columbia Gulf Transmission, Columbia Midstream Group, its ownership interest in Columbia Pipeline Partners LP (NYSE: CPPL), and other natural gas pipeline, storage and midstream holdings previously owned by NiSource. In total CPG operates more than 15,000 miles of natural gas transmission pipelines, nearly 300 billion cubic feet of underground natural gas storage working capacity, and a growing portfolio of midstream and related facilities. Additional information about CPG can be found at www.cpg.com.

“As an independent company, we are committed to unlocking significant value and enabling even greater growth investment,” said CPG Chairman and Chief Executive Officer Robert C. Skaggs, Jr. “We are actively executing on a significant number of transformational growth opportunities, as well as our landmark long-term system modernization program. These investments are expected to drive robust adjusted EBITDA and dividend growth and triple CPG’s net investment by 2020.”

About NiSource

NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s more than 7,000 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource has been designated a World’s Most Ethical Company by the Ethisphere Institute since 2012 and is a member of the Dow Jones Sustainability – North America Index. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. NI-F

About Columbia Pipeline Group

Columbia Pipeline Group operates approximately 15,000 miles of strategically located interstate pipeline, gathering and processing assets extending from New York to the Gulf of Mexico, including an extensive footprint in the Marcellus and Utica Shale production areas. CPG also operates one of the nation’s largest underground natural gas storage systems. CPG is listed on the NYSE under the ticker symbol CPGX. Additional information can be found at www.cpg.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of federal securities laws. These forward-looking statements are subject to various risks and uncertainties. Examples of forward-looking statements in this release include statements and expectations regarding NiSource’s and CPG’s business, performance and growth following the separation. Factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed in this release include, among other things; disruption to operations as a result of the separation; the inability of one or more of the businesses to operate independently following the completion of the separation; weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s and CPG’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource and CPG has no control; actual operating experience of NiSource’s and CPG’s assets; the regulatory process; regulatory and legislative changes; changes in general economic, capital and commodity market conditions; and counter-party credit risk, and the matters set forth in the “Risk Factors” section in NiSource’s 2014 Form 10-K as well as CPG’s Form 10 filed with the Securities and Exchange Commission, many of which are beyond the control of NiSource and CPG. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Each of NiSource and CPG expressly disclaims any obligation to update, amend or clarify any of the forward-looking statements contained in this release to reflect events, new information or circumstances occurring after the date of this release except as required by applicable law.

FOR ADDITIONAL INFORMATION:

Media:
Ken Stammen (NiSource)	James Yardley (CPG)
Communications Manager	Director, External and Corporate Communications
(614) 460-5544	(713)386-3366
kstammen@nisource.com	jyardley@cpg.com

Investors:
Randy Hulen (NiSource)	Bruce Connery (CPG)
Vice President	Vice President
(219) 647-5688	(713)386-3603
rghulen@nisource.com	blconnery@cpg.com